Exhibit 4.4

Description of Securities Registered Pursuant to

Section 12 of the Securities Exchange Act of 1934

General

As of December 31, 2020, Ortho Clinical Diagnostics Holdings plc, a public limited company incorporated under the laws of England and Wales (the “Company,” “we,” “our” or “us”), had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: ordinary shares, par value $0.00001 per share. The following summary includes a brief description of the ordinary shares, as well as certain related additional information. The summary is not complete and is qualified in its entirety by reference to our articles of association (our “Articles”), a copy of which is incorporated by reference as Exhibit 3.1 to the Annual Report on Form 10-K, of which this exhibit is a part. We encourage you to read the Articles and the applicable provisions of English law, including the U.K. Companies Act 2006 (the “Companies Act”), for additional information.

Share capital

As of December 31, 2020, after giving effect to the reorganization transactions (the “Reorganization Transactions”) and the shares issued in connection with our initial public offering (the “IPO”), our issued share capital was $2,347.12085. The nominal value of our ordinary shares is $0.00001 per ordinary share. Each issued ordinary share is fully paid.

Options

As of December 31, 2020, after giving effect to the Reorganization Transactions, there were options to purchase 16,080,124 ordinary shares outstanding with a weighted average exercise price of $9.66 per ordinary share.

Ordinary shares

The following summarizes the rights of holders of our ordinary shares:

•	each holder of our ordinary shares is entitled to one vote per ordinary share at a meeting of shareholders;
•	the holders of the ordinary shares shall be entitled to receive notice of, attend, speak and vote at our general meetings;
•	holders of our ordinary shares are entitled to receive such dividends as are recommended by our directors and declared by our shareholders; and
•	on a return of capital on a winding-up or otherwise, any surplus assets of the Company available for distribution shall be distributed to each holder of an ordinary share pro rata to its shareholding.

Registered shares

We are required by the Companies Act to keep a register of our shareholders. Under English law, the ordinary shares are deemed to be issued when the name of the shareholder is entered in our share register. The share register therefore is prima facie evidence of the identity of our shareholders and the ordinary shares that they hold. The share register generally provides limited, or no, information regarding the ultimate beneficial owners of our ordinary shares. Our share register is maintained by our registrar, Computershare Trust Company N.A..

Under the Companies Act, we must enter an allotment of ordinary shares in our share register as soon as practicable and in any event within two months of the allotment. We also are required by the Companies Act to register a valid transfer of ordinary shares (or give the transferee notice of and reasons for refusal) as soon as practicable and in any event within two months of receiving notice of the transfer.

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We, any of our shareholders or any other affected person may apply to the court for rectification of the share register if:

•	the name of any person, without sufficient cause, is wrongly entered in or omitted from our register of members; or
•

there is a default or unnecessary delay in entering on the register the fact of any person having ceased to be a member or on which we have a lien, provided that such refusal does not prevent dealings in the ordinary shares taking place on an open and proper basis.

Preemptive rights

English law generally provides shareholders with preemptive rights when new shares are issued for cash; however, it is possible for the Articles, or shareholders in a general meeting, to exclude preemptive rights. Such an exclusion of preemptive rights may be for a maximum period of up to five years from the date of adoption of the Articles, if the exclusion is contained in the Articles, or from the date of the shareholder resolution, if the exclusion is by shareholder resolution. In either case, this exclusion would need to be renewed by our shareholders upon its expiration (i.e., at least every five years). At our annual general meeting on January 25, 2021 our shareholders approved the exclusion of preemptive rights for a period of five years from the date of the approval in respect of the allotment of up to a maximum amount of one billion ordinary shares, which exclusion will need to be renewed upon expiration (i.e., at least every five years) to remain effective, but may be sought more frequently for additional five-year terms (or any shorter period).

Articles of association

Our Articles were approved by our shareholders prior to the completion of our IPO and were adopted with effect from the completion of the IPO. The following is a description of our Articles.

Shares and rights attaching to them

Objects

The objects of our company are unrestricted.

Share rights

Subject to any special rights attaching to shares already in issue, our shares may be issued with or have attached to them any rights or restrictions as we may resolve by ordinary resolution of the shareholders or so far as the resolution does not make specific provision, as the board may determine.

Voting rights

Without prejudice to any special rights, privileges or restrictions as to voting rights attached to any shares forming part of our share capital from time to time, all votes at a general meeting shall be taken on a poll and each holder of the shares of the class shall, on a poll, have one vote in respect of every share of the class held by them.

Restrictions on voting

No shareholder shall be entitled to vote at any general meeting in respect of any share held by him unless all sums payable by him in respect of that share have been paid.

The board may from time to time make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder shall (subject to at least 14 clear days’ notice specifying when and how the payment is to be made) pay at the time or times so specified the amount called on his shares.

Dividends

We may by ordinary resolution of the shareholders declare dividends out of profits available for distribution in accordance with the respective rights of shareholders but no such dividend shall exceed the amount recommended by the board. The board may from time to time pay shareholders such interim dividends as appear to the board to be justified by our financial position but, if at any time, our share capital is divided into different classes the board may

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not pay such interim dividends in respect of those shares which confer on the holders thereof deferred or non-preferential rights with regard to dividends if, at the time of payment, any preferential dividend is in arrears.

Subject to any special rights attaching to or the terms of issue of any share, all dividends shall be declared and paid according to the amounts paid up on the ordinary shares and shall be apportioned and paid pro rata according to the amounts paid up on the ordinary shares during any part or parts of the period in respect of which the dividend is paid.

No dividend or other moneys payable by us on or in respect of any share shall bear interest against us unless otherwise provided by the rights attached to the share or the provisions of another agreement between the shareholder and us. Any dividend unclaimed after a period of 12 years from the date such dividend became due for payment shall, by determination of the board, be forfeited and cease to remain owing.

Dividends may be declared or paid in any currency and the board may decide the rate of exchange for any currency conversions that may be required, and how any costs involved are to be met, in relation to the currency of any dividend.

Any general meeting declaring a dividend may by ordinary resolution of shareholders, upon the recommendation of the board, direct payment or satisfaction of such dividend wholly or in part by the distribution of non-cash assets of equivalent value, including shares or other securities in any company.

The directors may, if authorized by an ordinary resolution of shareholders, offer any holders of ordinary shares the right to elect to receive in lieu of a dividend, or part of a dividend, an allotment of ordinary shares credited as fully paid up.

Change of control

Our Articles contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of our company by means of a tender offer, a proxy contest or other takeover attempt that a shareholder might consider in its best interest, including attempts that might result in a premium being payable for the ordinary shares over the prevailing market price for the ordinary shares held by shareholders.

Distributions on winding up

If we are in liquidation, the liquidator may, if authorized by a special resolution of shareholders and any other authority required at law, divide among shareholders (excluding us to the extent we are a shareholder by virtue only of holding treasury shares) in specie or in kind the whole or any part of our assets (whether or not the assets consist of property of one kind or consist of properties of different kinds and the liquidator may for such purpose set such value as the liquidator deems fair upon any one or more class or classes of property and may determine how such division shall be carried out as between the shareholders or different classes of shareholders), or vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator determines (and the liquidation of the Company may be closed and the Company dissolved), but no shareholder shall be compelled to accept any shares or other assets upon which there is any liability or potential liability.

Variation of rights

All or any of the rights and privileges attached to any class of shares issued may be varied or abrogated only with the consent in writing of the holders of not less than three-fourths in nominal value of the issued shares of that class (excluding any shares held as treasury shares) or by special resolution passed at a separate general meeting of the holders of such shares, subject to the other provisions of the Companies Act and the terms of their issue. The Companies Act also provides a right to object to the variation of the share capital by the shareholders who did not vote in favor of the variation. Should 15% or more of the shareholders of the issued shares in question apply to the court to have the variation cancelled, the variation shall have no effect unless and until it is confirmed by the court.

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Alteration to share capital

We may, by ordinary resolution of shareholders, consolidate all or any of our share capital into shares of greater nominal value than our existing shares, or sub-divide our shares or any of them into shares of a lesser nominal value. We may, by special resolution of shareholders, confirmed by the court, reduce our share capital or any capital redemption reserve or any share premium account in any manner authorized by the Companies Act. We may redeem or purchase all or any of our shares as described in “—Other U.K. law considerations—Purchase of own shares.”

Preemption rights

In certain circumstances, our shareholders may have statutory preemption rights under the Companies Act in respect of the allotment of new shares as described in “—Preemptive rights” and “—Differences in corporate law—Pre-emptive rights” in this exhibit.

Transfer of shares

Any shareholder holding shares in certificated form may transfer all or any of his shares by an instrument of transfer in any usual form or any other form approved by the board. Any written instrument of transfer shall be signed by or on behalf of the transferor and (in the case of a partly paid share) the transferee.

In the case of uncertificated shares, the directors may take such action as they consider appropriate to achieve a transfer. The Uncertificated Securities Regulations 2001 permit shares to be issued and held in uncertificated form and transferred by means of a computer based system.

The board may decline to register any transfer of any share:

•	which is not a fully paid share;
•	where the instrument of transfer is not lodged, duly stamped (if stampable), at our registered office or such other place as the directors have appointed;
•

where the transfer is not accompanied by the share certificate to which it relates, or such other evidence as the board may reasonably require to show the transferor’s right to make the transfer, or evidence of the right of someone other than the transferor to make the transfer on the transferor’s behalf;

•	where the transfer is in respect of more than one class of share; and
•	where the number of joint holders to whom the share is to be transferred exceeds four.

If the board declines to register a transfer, it must return to the transferee the instrument of transfer together with notice of and reason for the refusal, unless the board suspects that the proposed transfer may be fraudulent.

Shareholder meetings

Annual general meetings

In accordance with the Companies Act, we are required in each year to hold an annual general meeting in addition to any other general meetings in that year and to specify the meeting as such in the notice convening it. The annual general meeting shall be convened whenever and wherever the board sees fit, subject to the requirements of the Companies Act, as described in “—Differences in corporate law—Annual general meeting” and “—Differences in corporate law—Notice of general meetings” in this exhibit.

Notice of general meetings

The arrangements for the calling of general meetings are described in “—Differences in corporate law—Notice of general meetings” in this exhibit.

Quorum of general meetings

No business shall be transacted at any general meeting unless a quorum is present. At least two shareholders present in person, by proxy or authorized to act as the representative of a corporation in relation to the meeting, and entitled to vote, shall be a quorum for all purposes.

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Class meetings

The provisions in our Articles relating to general meetings apply to every separate general meeting of the holders of a class of shares.

Directors

Number of directors

We may not have less than two directors on the board of directors and not more than fifteen.

Appointment of directors

Subject to the provisions of our Articles, we may, by ordinary resolution of the shareholders or a decision of the board, elect any person to be a director, either to fill a casual vacancy or as an addition to the existing board, provided the total number of directors does not exceed the maximum number fixed by or in accordance with the Articles, provided, further, that a vacancy caused by the departure of an appointee (a “Principal Shareholder appointee”) of our principal shareholder (the “Principal Shareholder”) may only be filled by the Principal Shareholder. However, any person that is not a director retiring from the existing board must be recommended by the board or the person must have confirmed in writing to the Company their willingness to be elected as a director.

Our Articles will provide for a staggered board consisting of three classes of directors. Directors of each class are chosen for three-year terms, with only one class of directors being elected at each annual meeting of shareholders. At the first annual meeting of shareholders, the terms of the Class I directors (other than a Principal Shareholder appointee who is a Class I director) will expire and Class I directors (other than a Principal Shareholder appointee who is a Class I director) will be subject to a shareholder vote to be elected for a full term of three years. At the second annual meeting of shareholders, the terms of the Class II directors (other than a Principal Shareholder appointee who is a Class II director) will expire and Class II directors (other than a Principal Shareholder appointee who is a Class II director) will be subject to a shareholder vote to be elected for a full term of three years. At the third annual meeting of shareholders, the terms of the Class III directors (other than a Principal Shareholder appointee who is a Class III director) will expire and Class III directors (other than a Principal Shareholder appointee who is a Class III director) will be subject to a shareholder vote to be elected for a full term of three years. At each succeeding annual meeting, directors (other than Principal Shareholder appointees) will be subject to a shareholder vote to be elected for a full term of 3 years to succeed the directors of the class whose terms expire at such annual general meeting.

Directors’ interests

If a situation arises in which a director has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with our interests (other than a situation that cannot reasonably be regarded as likely to give rise to a conflict of interest or a conflict of interest arising in relation to a transaction or arrangement with the Company), the board may authorize in accordance with the Companies Act the director’s interest and the continuing performance by the relevant director of his duties as a director on such terms as the board may determine.

A director shall not be accountable to us for any benefit which he derives from or in connection with a relationship involving a conflict of interest or possible conflict of interest which has been authorized by the directors or by the Company in a general meeting and any such transaction or arrangement shall not be liable to be avoided on the grounds of any such benefit.

Subject to the requirements under sections 175, 177 and 182 of the Companies Act, a director shall declare the nature and extent of such conflicts.

A director may participate in the decision-making process and count in the quorum and vote on a proposed decision of the board which is concerned with such director’s interests (subject to any restrictions imposed by the other directors when providing such consent) if such director has declared the nature and extent of any interest of his and provided a majority of the other directors consent, or if one of the following situations applies:

•	the director’s interest arises solely through an interest in shares, debentures or other securities of or otherwise in or through the Company;
•	an ordinary resolution of the Company permits the director to count in the quorum and vote on the proposed decision;

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•	the conflict of interest arises from one of the following:
•

the giving of a guarantee, security or indemnity in respect of money lent or obligations incurred by them or any other person at the request of or for the benefit of, the Company or any of its subsidiary undertakings;

•

the giving of a guarantee, security or indemnity in respect of a debt or obligation of the Company or any of its subsidiary undertakings for which the director has assumed responsibility (in whole or part and whether alone or jointly with others) under a guarantee or indemnity or by the giving of security;

•

a contract, arrangement, transaction or proposal concerning an offer of shares, debentures or other securities of the Company or any of its subsidiary undertakings for subscription or purchase, in which offer they are or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which they are to participate;

•

proposals concerning another company in which the director is interested directly or indirectly (whether as officer, shareholder or otherwise), if the director and any other persons connected with him do not to his knowledge hold an interest in shares representing 1% or more of the issued shares of any class of the equity share capital of that company (or of any third company through which his or their interest is derived) or of the voting rights available to shareholders of the relevant company;

•

a contract, arrangement, transaction or proposal for the benefit of employees of the Company or of any of its subsidiary undertakings which does not award them any privilege or benefit not generally accorded to the employees to whom the arrangement relates; or

•

a contract, arrangement, transaction or proposal concerning any insurance which the Company is empowered to purchase or maintain for, or for the benefit of, and directors of the Company or for persons who include directors of the Company.

A director shall not be counted in the quorum present at a meeting in relation to a resolution on which he is not entitled to vote.

If a question arises at a meeting of the board or of a committee of the board as to the right of a director to vote, the question may, before the conclusion of the meeting, be referred to the chair of the meeting and their ruling in relation to any director other than himself shall be final and conclusive, save where the nature of the interests of the direct have been fully disclosed.

Directors’ fees and remuneration

Each of the directors is entitled to remuneration as determined by the board for their service as directors and other services undertaken for the Company.

Each director may be paid his expenses in connection with such director’s attendance at meetings of the board or committees of the board or general meetings or separate meetings of the holders class of shares or of debentures, or otherwise in connection with the exercise of powers and the discharge of responsibilities in relation to the Company.

Indemnity

Every director, officer or former director or officer of our group may be indemnified against all costs, charges, losses, expenses and liabilities incurred by him in connection with any negligence, default, breach of duty, or breach of trust by him in relation to us or in connection with our activities as a trustee of an occupational pension scheme, in the actual or purported exercise of his powers or duties or otherwise as our officer, to the extent permitted under the Companies Act.

Other U.K. law considerations

Mandatory purchases and acquisitions

Pursuant to Sections 979 to 991 of the Companies Act, where a takeover offer has been made for us and the offeror has acquired or unconditionally contracted to acquire not less than 90% in value of the shares to which the offer relates and not less than 90% of the voting rights carried by those shares, the offeror may give notice to the holder of any shares to which the offer relates which the offeror has not acquired or unconditionally contracted to acquire that he wishes to acquire, and is entitled to so acquire, those shares on the same terms as the general offer. The offeror

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would do so by sending a notice to the outstanding minority shareholders telling them that it will compulsorily acquire their shares. Such notice must be sent within three months of the last day on which the offer can be accepted in the prescribed manner. The squeeze-out of the minority shareholders can be completed at the end of six weeks from the date the notice has been given, subject to the minority shareholders failing to successfully lodge an application to the court to prevent such squeeze-out any time prior to the end of those six weeks following which the offeror can execute a transfer of the outstanding shares in its favor and pay the consideration to us, which would hold the consideration on trust for the outstanding minority shareholders. The consideration offered to the outstanding minority shareholders whose shares are compulsorily acquired under the Companies Act must, in general, be the same as the consideration that was available under the takeover offer.

Sell out

The Companies Act also gives our minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer for all of our shares. The holder of shares to which the offer relates, and who has not otherwise accepted the offer, may require the offeror to acquire his shares if, prior to the expiry of the acceptance period for such offer, (i) the offeror has acquired or unconditionally agreed to acquire not less than 90% in value of the voting shares, and (ii) not less than 90% of the voting rights carried by those shares. The offeror may impose a time limit on the rights of minority shareholders to be bought out that is not less than three months after the end of the acceptance period. If a shareholder exercises his rights to be bought out, the offeror is required to acquire those shares on the terms of this offer or on such other terms as may be agreed.

Disclosure of interest in shares

Pursuant to Part 22 of the Companies Act, we are empowered to give notice in writing to any person whom we know or have reasonable cause to believe to be interested in our shares, or to have been so interested at any time during the three years immediately preceding the date on which the notice is issued requiring such persons, within a reasonable time to disclose to us particulars of that person’s interest and (so far as is within his knowledge) particulars of any other interest that subsists or subsisted in those shares.

Under our Articles, if a person defaults in supplying us with the required particulars in relation to the ordinary shares in question, referred to in the Articles as ‘default shares’, within the prescribed period, the directors may by notice direct that:

•

in respect of the default shares, the relevant shareholder shall not be entitled to attend or vote (either in person or by proxy) at a general meeting or at a separate meeting of the holders of that class of shares or on a poll;

•	in respect of the default shares:
•	no payment shall be made by way of dividend and no share shall be allotted pursuant to scrip dividend;
•	no transfer of any default share shall be registered unless:

(A)    the shareholder is not himself in default as regards to supplying the information requested and the transfer when presented for registration is accompanied by a certificate by the shareholder in such form as the board may in its absolute discretion require to the effect that after due and careful enquiry the shareholder is satisfied that no person in default as regards supplying such information is interested in any of the shares the subject of the transfer; or

(B)    the transfer is an approved transfer.

Purchase of own shares

Under English law, a limited company may only purchase its own shares out of the distributable profits of the company or the proceeds of a fresh issue of shares made for the purpose of financing the purchase, provided that they are not restricted from doing so by their articles. A limited company may not purchase its own shares if, as a result of the purchase, there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares. Shares must be fully paid in order to be repurchased.

We may purchase our own fully paid shares otherwise than on a recognized investment exchange pursuant to a purchase contract authorized by resolution of shareholders before the purchase takes place. Any authority will not be effective if any shareholder from whom we propose to purchase shares votes on the resolution and the resolution

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would not have been passed if he had not done so. The resolution authorizing the purchase must specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

Distributions and dividends

Under the Companies Act, before a company can lawfully make a distribution or dividend, it must ensure that it has sufficient distributable reserves (on a non-consolidated basis). The basic rule is that a company’s profits available for the purpose of making a distribution are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. The requirement to have sufficient distributable reserves before a distribution or dividend can be paid applies to us and to each of our subsidiaries that has been incorporated under English law.

It is not sufficient that we, as a public company, have made a distributable profit for the purpose of making a distribution. An additional capital maintenance requirement is imposed on us to ensure that the net worth of the company is at least equal to the amount of its capital. A public company can only make a distribution:

•

if, at the time that the distribution is made, the amount of its net assets (that is, the total excess of assets over liabilities) is not less than the total of its called up share capital and distributable reserves; and

•	if, and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of the net assets to less than that total.

Following the IPO, the Company capitalized all of the reserves arising as a result of the Reorganization Transactions by applying such amounts in the reserve to pay up in full such number of deferred shares (the “Capital Reduction Shares”), each with a nominal value of $0.01. The issued share capital of the Company was subsequently reduced by cancelling and extinguishing all of the Capital Reduction Shares, subject to the approval of the court. It is expected that Company will implement a further court-approved reduction of its share premium account in order to create distributable profits. There can be no assurance that court approval will be obtained in respect of the Company reducing its capital in order to create distributable profits. Neither the capitalization nor the reduction of capital described above will impact shareholder’ relative interests in the capital of the Company.

Compromises and arrangements

Where we and our creditors or shareholders or a class of either of them propose a compromise or arrangement between us and our creditors or our shareholders or a class of either of them (as applicable), the High Court of Justice in England and Wales may order a meeting of the creditors or class of creditors or of our shareholders or class of shareholders (as applicable) to be called in such a manner as the court directs. Any compromise or arrangement approved by a majority in number present and voting at the meeting representing 75% or more in value of the creditors or 75% or more of the voting rights of shareholders or class of either of them (as applicable) if sanctioned by the court, is binding upon us and all the creditors, shareholders or members of the specific class of either of them (as applicable).

Whether the capital of the Company is to be treated as being divided into a single or multiple class(es) of shares is a matter to be determined by the court. The court may in its discretion treat a single class of shares as multiple classes, or multiple classes of shares as a single class, for the purposes of the shareholder approval referred to above taking into account all relevant circumstances, which may include circumstances other than the rights attaching to the shares themselves.

City code on takeovers and mergers

The U.K. City Code on Takeovers and Mergers (the “Takeover Code”) applies, among other things, to an offer for a public company whose registered office is in the United Kingdom and which is considered by the Panel on Takeovers and Mergers (the “Takeover Panel”), to have its place of central management and control in the United Kingdom, the Channel Islands or the Isle of Man (in each case, a “Code Company”). This is known as the “residency test.” Under the Takeover Code, the Takeover Panel will determine whether we have our place of central management and control in the United Kingdom, the Channel Islands or the Isle of Man by looking at various factors, including the structure of our Board, the functions of the directors, and where they are resident.

If at the time of a takeover offer, the Takeover Panel determines that the residency test is satisfied and we have our place of central management and control in the United Kingdom, we would be subject to several rules and

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restrictions, including but not limited to the following: (i) our ability to enter into deal protection arrangements with a bidder would be extremely limited; (ii) we might not, without the approval of our shareholders, be able to perform certain actions that could have the effect of frustrating an offer, such as issuing shares or carrying out acquisitions or disposals; and (iii) we would be obliged to provide equality of information to all bona fide competing bidders. The Takeover Code also contains certain rules in respect of mandatory offers for Code Companies. Under Rule 9 of the Takeover Code, if a person:

•

acquires an interest in shares of a Code Company that, when taken together with shares in which persons acting in concert with such person are interested, carry 30% or more of the voting rights of the Code Company; or

•

who, together with persons acting in concert with such person, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in the Code Company, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer, and, depending on the circumstances, its concert parties, would be required (except with the consent of the Takeover Panel) to make a cash offer (or provide a cash alternative) for the Code Company’s outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

A majority of our Board currently reside outside of the United Kingdom, the Channel Islands and the Isle of Man. Based upon our current and intended plans for our directors and management, for the purposes of the Takeover Code, we anticipate that the residency test will not be met and that we will be considered to have our place of central management and control outside the United Kingdom, the Channel Islands or the Isle of Man. Therefore, the Takeover Code should not apply to us. It is possible that in the future changes in the Board’s composition, changes in the Takeover Panel’s interpretation of the Takeover Code, or other events may cause the Takeover Code to apply to us.

Exchange controls

There are no governmental laws, decrees, regulations or other legislation in the United Kingdom that may affect the import or export of capital, including the availability of cash and cash equivalents for use by us, or that may affect the remittance of dividends, interest, or other payments by us to non-resident holders of our ordinary shares, other than withholding tax requirements. There is no limitation imposed by English law or in our Articles on the right of non-residents to hold or vote shares.

Transfer agent and registrar

The transfer agent and registrar for our ordinary shares is Computershare Trust Company N.A..

Listing

Our ordinary shares are listed on the NASDAQ Global Select Market under the symbol “OCDX.”

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